Exhibit 99.1

OSG

Overseas Shipholding Group, Inc.                                                                       Press Release

For Immediate Release

OVERSEAS SHIPHOLDING GROUP EXPANDS ITS

CLEAN PRODUCTS INTERNATIONAL COMMERCIAL POOL

New York, NY – September 8, 2008 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today announced that Korea Line Corporation has joined Clean Products International (CPI), a commercial pool formed in 2006 by OSG and Ultragas Group. The CPI pool is geographically focused on trading refined petroleum products in the Americas and now totals eight medium-range (MR) Handysize tankers. The relationship with Korea Line will be further expanded when two additional newbuilds are be chartered-in, one by OSG and one by Ultragas, and join the pool in the first half of 2009. The additions will bring the pool to 10 vessels.

Korea Line Corporation is one of the largest specialized ship operators in Korea and is also a member of Tankers International, a commercial pool of very large crude carriers (VLCCs) in which OSG was a founding member.

Members of OSG’s management, including Lois Zabrocky, Senior Vice President and Head of International Product Carrier Strategic Business Unit, Noel Capellini, Vice President and CPI pool Manager and Ng Kam Hong, Managing Director, attended a signing ceremony this evening in New York. Attending from Korea Line were Messrs. Park Jae-Min, Senior Executive Vice President and Cho Yong-Tack, Vice President, Head of Gas and Oil Carriers Team. Mr. Park BH, Director of Cass Maritime Seoul Ltd, Mr. Michael Schröder, General Manager of Ultragas and other members of OSG’s products commercial group also attended the ceremony.

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About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Contact

For more information contact Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at (212) 578-1634 or jschlueter@osg.com.